Exhibit 99.1

CONSOL Energy Reports

Coal, Gas & Power Production

PITTSBURGH (December 23, 2003) – CONSOL Energy Inc. (NYSE:CNX) reports the following production results for the month of November 2003:

COAL (Millions of Tons)	November 2003	November 2002
		Continuing Operations	Depleted/Sold
Northern Appalachia	3.3	3.4	0.1

Central Appalachia	1.0	1.2	0.0

Midwest/West	0.1	N.M.	0.3

Sub-Total	4.4	4.6	0.4

Total	4.4	5.0

*Totals may not add due to rounding.

	November 2003	November 2002
GAS (Billion cubic feet)	4.3	4.0
ELECTRICITY
Megawatt Hours	0	71

Note: All production figures include production from equity affiliates. Gas production represents gross sales volumes.

Coal production from continuing operations was lower in the November 2003 period compared to the same period a year earlier primarily because of lower production at the Bailey, Shoemaker, Buchanan and Jones Fork Contract mines, offset in part by higher production at Mine 84 and the McElroy, Mill Creek Contract and Glennies Creek mines. The Bailey Mine was impacted by a previously disclosed roof fall on a coal haulage belt; Shoemaker and Buchanan mines were impacted in the period-to-period comparison because of the timing of equipment moves; and Jones Fork contract mining operations were impacted by delays in receiving mining permits.

Total coal production declined in the period-to-period comparison primarily because some mines that produced coal in November 2002 were subject to depletion or sale later in 2002 or 2003. The aggregate impact on coal production from these events was approximately 0.4 million tons.

Gas production improved period-to-period because additional producing wells were drilled. No electricity was produced during the November 2003 period due to lack of demand for peak power.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 135 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was recognized as a leader in innovation in business technology and IT operations by its addition to Information Week magazine’s “Information Week 500,” one of only 28 energy and utility companies being honored. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an internal investigation in response to an anonymous letter recently received; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base;

risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.